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                                                                    EXHIBIT 99.1
                             [AMERICAN TOWER LOGO]

                                                         ATC CONTACT: ANNE ALTER
                                                  DIRECTOR OF INVESTOR RELATIONS
                                                      TELEPHONE:  (617) 375-7500

FOR IMMEDIATE RELEASE

              American Tower Completes $2.0 Billion Credit Facility
              -----------------------------------------------------

Boston, Massachusetts  - January 13, 2000 - American Tower Corporation (NYSE:
AMT) today announced that it recently completed its amended and restated credit facilities to permit term and revolving loan borrowings of up to $2.0 billion. The facilities were arranged by TD Securities (USA) Inc., Chase Securities Inc., BNY Capital Markets, and Credit Suisse First Boston. Upon closing, the Company repaid all borrowings outstanding under its old credit facilities and borrowed
$500.0 million under the new term loan.   The new facilities will be used in
part to provide financing for previously announced transactions scheduled to close in the first and second quarters of 2000, as well as for capital expenditures related to American Tower's ongoing construction plan.

American Tower is the leading independent owner operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 10,100 sites in the United States and Mexico, including approximately 300 broadcast tower sites. Of the 10,100 sites, approximately 9,000 are owned or leased towers and approximately 1,100 are managed and lease/sublease sites. Based in Boston, American Tower has regional hub offices in Boston, Atlanta, Chicago, Houston, San Francisco and Mexico City. For more information about American Tower Corporation and ATC Teleports, please visit our web sites www.americantower.com and www.atcteleports.com.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications, use of satellites for internet data transmission, and implementation of digital television, (iii) the success of the Company's tower construction program and
(iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.


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________________________________________________________________________________
      American Tower Corporation            116 Huntington Avenue  Boston,
  Massachusetts 02116        (617) 375-7500      FAX (617) 375-7575
                             www.americantower.com